Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dave & Buster’s Entertainment, Inc.:

We consent to the use of our report included herein on the consolidated financial statements of Dave & Buster’s Entertainment, Inc. and to the reference to our firm under the headings “Experts” and “Changes In and Disagreements with Accountants on Accounting and Financial Disclosure” in the prospectus.

KPMG LLP

Dallas, Texas

June 26, 2012